Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES SECOND QUARTER 2017 RESULTS

FORT WORTH, Texas, (August 7, 2017) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced results for its second fiscal quarter ended June 30, 2017, including the following highlights:

•	2nd quarter 2017 net loss of $3.4 million, or $0.18 per diluted share
•	Year to date 2017 net income of $0.6 million, or $0.03 per diluted share
•	Net combined ratio of 105.1% for 2nd quarter 2017 and 101.9% for year to date 2017
•	2nd quarter 2017 unfavorable prior year reserve development of $10.2 million versus $1.0 million favorable development for prior year
•	2nd quarter 2017 total revenues of $93.5 million, increased 3% over prior year
•	Year to date 2017 total revenues of $190.4 million, increased 5% over prior year

“Overall, I’m disappointed in our results as our progress was over-shadowed by prior year loss development from older accident years. This prior year loss development added 11.2 points to the quarter and 5.4 points to the year to date net combined ratio results. Excluding the adverse prior year reserve development, the net combined ratios would have been 93.9% for the second quarter of 2017 and 96.5% for year to date 2017. Our strategy to develop into a diversified specialty insurer is taking hold and we are bringing our commercial and personal auto product lines in balance with the rest of the portfolio.” said Naveen Anand, President and Chief Executive Officer.

“The Specialty Commercial Segment now represents over 75% of our written premium and it is well positioned for sustained growth and profitability particularly as many of our specialty lines products continue to gain traction. Gross premiums written within the Specialty Commercial Segment increased by 23% for the quarter and 17% for year to date 2017 as we continue to optimize our product mix and overall portfolio. The unfavorable prior year reserve development - primarily from commercial auto - added 12.4 points in the quarter and 6.6 points for year to date 2017 to the net combined ratio for the Specialty Commercial Segment,” continued Mr. Anand.

“Results for the Standard Commercial Segment, were adversely impacted by run-off programs, but were nonetheless profitable for the first half of 2017. Losses from severe weather events were down considerably despite a sharp increase in the number of events in our territory. In our Personal Lines Segment, year to date gross premiums written decreased by 17%. We are seeing some improvement in this segment as our underwriting actions and improved claims management processes are beginning to have the expected positive impact,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “We reported book value per share of $14.57 as of June 30, 2017, which is an increase of 2% during the first six months of 2017. Our total cash and investments increased by $8.8 million during the first six months of 2017 to $749.9 million, or $41.12 per share. Our balance sheet remains liquid with a very short duration in our investment portfolio and cash balances (including restricted cash) of $80.9 million as of June 30, 2017, ready to be deployed as we see opportunity.”

Second Quarter
	2017	2016	% Change
	($ in thousands, unaudited)
Gross premiums written	162,056	144,037	13%
Net premiums written	100,894	95,243	6%
Net premiums earned	90,707	87,698	3%
Investment income, net of expenses	4,587	3,994	15%
Gain (loss) on investments (1)	(72)	410	-118%
Other-than-temporary impairments	(3,407)	(2,587)	32%
Total revenues	93,475	91,052	3%
Net (loss) income	(3,350)	1,066	-414%
Net (loss) income per share - basic	$(0.18)	$0.06	-400%
Net (loss) income per share - diluted	$(0.18)	$0.06	-400%
Book value per share	$14.57	$14.25	2%
Cash flow from operations	3,545	3,645	-3%

Year-to-Date
	2017	2016	% Change
	($ in thousands, unaudited)
Gross premiums written	297,168	272,484	9%
Net premiums written	189,413	182,869	4%
Net premiums earned	179,930	172,025	5%
Investment income, net of expenses	9,066	7,873	15%
Gain on investments (1)	1,988	484	311%
Other-than-temporary impairments	(3,407)	(2,888)	18%
Total revenues	190,423	181,080	5%
Net income	636	5,140	-88%
Net income per share - basic	$0.03	$0.27	-89%
Net income per share - diluted	$0.03	$0.27	-89%
Book value per share	$14.57	$14.25	2%
Cash flow from operations	12,384	2,334	431%

(1)	includes change in unrealized gain (loss) on other investment recognized in earnings

Second Quarter 2017 Commentary

Hallmark reported a net loss of $3.4 million for the three months ended June 30, 2017 and net income of $0.6 million for the six months ended June 30, 2017 as compared to net income of $1.1 million and $5.1 million for the same periods the prior year. On a diluted basis per share, the Company reported a net loss of $0.18 per share for the three months ended June 30, 2017 and net income of $0.03 per share for the six months ended June 30, 2017 as compared to net income of $0.06 per share and $0.27 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 77.9% and 73.7% for the three months and six months ended June 30, 2017, as compared to 66.7% and 66.2% for the same periods the prior year. Hallmark's net expense ratio was 27.2% and 28.2% for the three months and six months ended June 30, 2017 as compared to 29.2% and 29.4% for the same periods the prior year. Hallmark’s net combined ratio was 105.1% and 101.9% for the three months and six months ended June 30, 2017, as compared to 95.9% and 95.6% for the same periods the prior year.

Hallmark’s discontinued workers’ compensation and occupational accident lines of business, previously written by the Standard Commercial Segment, adversely impacted the consolidated net combined ratio by 1.4 points and 1.3 points for the three months and six months ended June 30, 2017, compared to a favorable impact of 2.3 points and 0.9 points for the same periods the prior year. Similarly, these discontinued lines of business accounted for 7.5 points of the 107.3% net combined ratio and 6.8 points of the 104.4% net combined ratio of the Standard Commercial Segment for the three months and six months ended June 30, 2017, as compared to -12.0 points of the 88.0% net combined ratio and -5.0 points of the 94.2% net combined ratio of the Standard Commercial Segment for the same periods the prior year.

During the three months and six months ended June 30, 2017, Hallmark’s total revenues were $93.5 million and $190.4 million, representing an increase of 3% and 5%, from the $91.1 million and $181.1 million in total revenues for the same periods of 2016. During the three months and six months ended June 30, 2017, Hallmark’s income (loss) before tax was ($4.9) million and $0.9 million, as compared to $1.5 million and $7.5 million reported during the same periods the prior year.

The increase in revenue for the three months and six months ended June 30, 2017 was primarily attributable to higher net earned premiums in the Specialty Commercial Segment as well as higher net investment income. These increases in revenue were partially offset by higher realized losses recognized on our investment portfolio during the three months ended June 30, 2017 as compared to the prior year as well as lower finance charges during the three months and six months ended June 30, 2017 as compared to the same periods in 2016.

The increase in revenue for the three months and six months ended June 30, 2017 was offset by higher losses and loss adjustment expenses (“LAE”) of $12.2 million and $18.6 million, as compared to the same periods in 2016. The increase in losses and LAE was primarily the result of unfavorable net prior year loss reserve development of $10.2 million and $9.7 million for the three months and six months ended June 30, 2017 as compared to favorable net prior year loss reserve development of $1.0 million and $2.8 million for the same periods in 2016, as well as higher current accident year loss trends in the MGA Commercial Products operating unit. Other operating expenses decreased mostly as a result of a $1.8 million accrual to the earn-out related to a previous acquisition during the second quarter of 2016 and lower production related expenses due primarily to increased ceding commissions in the Specialty Commercial Segment, partially offset by increased salary and related expenses and professional service fees for the three months and six months ended June 30, 2017 as compared to the same periods of 2016.

During the six months ended June 30, 2017, Hallmark’s cash flow provided by operations was $12.4 million compared to cash flow provided by operations of $2.3 million during the same period the prior year. The increase in operating cash flow was primarily due to decreased paid losses (including timing of reinsurance claim settlements), higher collected net investment income, lower paid operating expenses, lower income taxes paid and higher collected ceding commissions partially offset by lower collected net premiums and lower collected finance charges.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles and Atlanta. Hallmark markets, underwrites and services over half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Jun. 30	Dec. 31
ASSETS	2017	2016
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $605,986 in 2017 and $597,784 in 2016)	$608,074	$597,457
Equity securities, available-for-sale, at fair value (cost: $33,220 in 2017 and $31,449 in 2016)	56,477	51,711
Other investment (cost: $3,763 in 2017 and 2016)	4,448	4,951
Total investments	668,999	654,119
Cash and cash equivalents	77,448	79,632
Restricted cash	3,458	7,327
Ceded unearned premiums	92,638	81,482
Premiums receivable	107,806	89,715
Accounts receivable	1,756	2,269
Receivable for securities	1,620	3,047
Reinsurance recoverable	164,434	147,821
Deferred policy acquisition costs	19,335	19,193
Goodwill	44,695	44,695
Intangible assets, net	11,257	12,491
Deferred federal income taxes, net	1,621	1,365
Federal income tax recoverable	1,797	3,951
Prepaid expenses	2,256	1,552
Other assets	13,720	13,801
Total Assets	$1,212,840	$1,162,460
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities (less unamortized debt issuance cost of $975 in 2017 and $1,001 in 2016)	55,727	55,701
Reserves for unpaid losses and loss adjustment expenses	505,358	481,567
Unearned premiums	261,893	241,254
Reinsurance balances payable	54,178	46,488
Pension liability	2,100	2,203
Payable for securities	13,257	14,215
Accounts payable and other accrued expenses	24,627	25,296
Total Liabilities	947,140	896,724
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2017 and 2016	3,757	3,757
Additional paid-in capital	123,110	123,166
Retained earnings	148,663	148,027
Accumulated other comprehensive income	13,933	10,371
Treasury stock (2,637,434 shares in 2017 and 2,260,849 shares in 2016), at cost	(23,763)	(19,585)
Total Stockholders’ Equity	265,700	265,736
Total Liabilities & Stockholders' Equity	$1,212,840	$1,162,460

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Six Months Ended
($ in thousands, except share amounts)	June 30		June 30
	2017	2016	2017	2016
Gross premiums written	$162,056	$144,037	$297,168	$272,484
Ceded premiums written	(61,162)	(48,794)	(107,755)	(89,615)
Net premiums written	100,894	95,243	189,413	182,869
Change in unearned premiums	(10,187)	(7,545)	(9,483)	(10,844)
Net premiums earned	90,707	87,698	179,930	172,025

Investment income, net of expenses	4,587	3,994	9,066	7,873
Net realized losses	(3,479)	(2,177)	(1,419)	(2,404)
Finance charges	936	1,348	1,989	2,789
Commission and fees	653	155	725	732
Other income	71	34	132	65
Total revenues	93,475	91,052	190,423	181,080

Losses and loss adjustment expenses	70,704	58,502	132,546	113,897
Operating expenses	25,879	29,323	53,374	56,219
Interest expense	1,193	1,123	2,349	2,254
Amortization of intangible assets	617	617	1,234	1,234
Total expenses	98,393	89,565	189,503	173,604

(Loss) income before tax	(4,918)	1,487	920	7,476
Income tax (benefit) expense	(1,568)	421	284	2,336
Net (loss) income	$(3,350)	$1,066	$636	$5,140

Net (loss) income per share:
Basic	$(0.18)	$0.06	$0.03	$0.27
Diluted	$(0.18)	$0.06	$0.03	$0.27

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Jun. 30 (unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Gross premiums written	$127,805	$103,717	$19,769	$21,024	$14,482	$19,296	$-	$-	$162,056	$144,037
Ceded premiums written	(52,386)	(37,538)	(2,086)	(2,210)	(6,690)	(9,046)	-	-	(61,162)	(48,794)
Net premiums written	75,419	66,179	17,683	18,814	7,792	10,250	-	-	100,894	95,243
Change in unearned premiums	(10,635)	(6,410)	(1,301)	(1,473)	1,749	338	-	-	(10,187)	(7,545)
Net premiums earned	64,784	59,769	16,382	17,341	9,541	10,588	-	-	90,707	87,698

Total revenues	69,501	63,040	17,322	18,219	10,684	12,147	(4,032)	(2,354)	93,475	91,052

Losses and loss adjustment expenses	50,529	39,518	11,863	9,369	8,312	9,615	-	-	70,704	58,502

Pre-tax income (loss), net of non-controlling interest	3,632	7,287	(199)	3,011	(892)	(1,014)	(7,459)	(7,797)	(4,918)	1,487

Net loss ratio (1)	78.0%	66.1%	72.4%	54.0%	87.1%	90.8%			77.9%	66.7%
Net expense ratio (1)	23.2%	26.2%	34.9%	34.0%	26.6%	23.7%			27.2%	29.2%
Net combined ratio (1)	101.2%	92.3%	107.3%	88.0%	113.7%	114.5%			105.1%	95.9%

Favorable (Unfavorable) Prior Year Development	(8,032)	(753)	(1,722)	3,316	(419)	(1,523)	-	-	(10,173)	1,040

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Six Months Ended Jun. 30 (unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Gross premiums written	$223,312	$191,117	$40,462	$41,122	$33,394	$40,245	$-	$-	$297,168	$272,484
Ceded premiums written	(88,310)	(66,201)	(3,927)	(4,562)	(15,518)	(18,852)	-	-	(107,755)	(89,615)
Net premiums written	135,002	124,916	36,535	36,560	17,876	21,393	-	-	189,413	182,869
Change in unearned premiums	(8,289)	(7,894)	(3,439)	(2,569)	2,245	(381)	-	-	(9,483)	(10,844)
Net premiums earned	126,713	117,022	33,096	33,991	20,121	21,012	-	-	179,930	172,025

Total revenues	135,336	123,623	35,048	36,211	22,547	24,237	(2,508)	(2,991)	190,423	181,080

Losses and loss adjustment expenses	92,119	73,931	22,909	20,438	17,518	19,528	-	-	132,546	113,897

Pre-tax income (loss)	11,730	17,599	652	4,427	(1,650)	(2,097)	(9,812)	(12,453)	920	7,476

Net loss ratio (1)	72.7%	63.2%	69.2%	60.1%	87.1%	92.9%			73.7%	66.2%
Net expense ratio (1)	24.4%	27.0%	35.2%	34.1%	26.3%	21.4%			28.2%	29.4%
Net combined ratio (1)	97.1%	90.2%	104.4%	94.2%	113.4%	114.3%			101.9%	95.6%

Favorable (Unfavorable) Prior Year Development	(8,332)	1,594	(264)	3,674	(1,088)	(2,511)	-	-	(9,684)	2,757

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.